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                                                                      EXHIBIT 21

                      SUBSIDIARIES OF AMERICAN MEDIA, INC.

SUBSIDIARY NAME                                          STATE OF INCORPORATION
---------------                                          ----------------------
(1)  American Media Operations, Inc. ..................         Delaware

(2)  National Enquirer, Inc. ..........................         Florida

(3)  Weekly World News, Inc. ..........................         Florida

(4)  Distribution Services, Inc. ......................         Delaware

(5)  SOM Publishing, Inc. .............................         Florida

(6)  NDSI, Inc. .......................................         Delaware

(7)  Star Editorial, Inc. .............................         Delaware

(8)  Country Weekly, Inc. .............................         Delaware

(9)  Retail Marketing Network, Inc. ...................         Delaware

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